FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS FEBRUARY SALES

Secaucus, New Jersey – March 5, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $110.4 million for the four-week period ended February 28, 2009, a 1% decrease compared to net sales of $111.4 million for the four-week period ended March 1, 2008.

Consolidated comparable retail sales for February 2009 were flat on top of a 9% increase in February 2008. U.S. comparable store sales declined 3% for the fiscal month of February 2009 on top of an 8% increase for the same period last year; Canadian comparable store sales increased 2% in February 2009 on top of a 1% decline for the same period last year; and e-commerce sales increased 50% during February 2009 on top of a 61% increase for the same period last year.

The Company did not open or close any stores during February 2009.

	February
	2009	2008
Net Sales: - In Millions - Change vs. Year Ago	$110.4 -1%	$111.4 +16%
Consolidated Comparable Retail Sales*: - Change vs. Year Ago	0%	+9%
*Note, as previously announced, beginning February 2009, the Company is reporting consolidated comparable retail sales based on constant dollars and including e-commerce sales. A chart comparing monthly consolidated comparable retail sales results based on the new methodology and “as reported” for fiscal years 2006, 2007 and 2008, was included in the Company’s January sales release issued February 5, 2009.

The Company now expects that earnings per share from continuing operations for the fourth quarter and fiscal year 2008 will be at the high end of the estimated ranges provided in its February 5, 2009 press release.

In conjunction with today’s February sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, March 12, 2009. To access the call, dial 800-677-6124 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. plans to report fourth quarter and fiscal year 2008 earnings results on Thursday, March 19, 2009. The Company will host a conference call that day at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing 800-862-9098 and providing the Conference ID, PLCE. The call will also be web cast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on March 26, 2009. To access the replay, dial 800-374-0328 or you may listen to the audio archive on the Company’s website.

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PLCE – February 2009 Sales Release

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of February 28, 2009, the Company owned and operated 917 The Children’s Place stores and an online store at www.childrensplace.com.

This press release (and above referenced calls) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements, including statements regarding earnings per share from continuing operations for the fourth quarter and fiscal year of 2008, are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy. Readers (or listeners on the calls) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Jane Singer, Vice President, Investor Relations, (201) 453-6955

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